Exhibit 99.1

NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD ANNOUNCES 2007 FOURTH QUARTER AND FULL YEAR PRELIMINARY RESULTS+– SIGNIFICANT PROGRESS ON PLAN

•	Full-year net loss of $2.7 billion, an improvement of $9.9 billion from 2006. Fourth-quarter net loss of $2.8 billion, an improvement of more than $2.8 billion from 2006.

•
Excluding special items++, full-year pre-tax profit from continuing operations was $126 million, up $3.3 billion from a year ago.  Fourth-quarter pre-tax loss was $620 million, an improvement of $1.3 billion.

•
All Automotive operations, with the exception of North America, were profitable for the full-year, excluding special items, and all Automotive operations achieved significant improvements when compared with 2006.

•	Automotive gross cash of $34.6 billion at Dec. 31, 2007, $700 million above year-end 2006. +++

•
Significant progress made on our plan to aggressively restructure to operate profitably, accelerate the development of new products our customers want and value, finance our plan and improve the balance sheet, and work together effectively as one team, leveraging our global assets.

Financial Results Summary	Fourth Quarter		Full Year
	2007	O/(U) 2006	2007	O/(U) 2006
Wholesales (000)	1,643	75	6,553	(44)
Revenue (Bils.)++	$45.5	$5.2	$173.9	$13.8

Continuing Operations (Excluding Special Items) ++++
Automotive	$(889)	$1,454	$(1,098)	$4,020
Financial Services	269	(147)	1,224	(742)
Pre-Tax Profits (Mils.)	$(620)	$1,307	$126	$3,278

After-Tax Profits (Mils.)	(429)	1,525	(366)	2,334
Earnings Per Share ++	(0.20)	0.83	(0.19)	1.25

Special Items Pre-Tax (Mils.)	$(3,852)	$(85)	$(3,872)	$8,050

Net Income
After-Tax Profits (Mils.)	$(2,753)	$2,872	$(2,665)	$9,948
Earnings Per Share++	(1.30)	1.68	(1.35)	5.37
Automotive Gross Cash (Bils.) +++	$34.6	$0.7	$34.6	$0.7

See end notes on page 9.

DEARBORN, Mich., Jan. 24, 2008 – Ford Motor Company [NYSE: F] today reported a 2007 full-year net loss of $1.35 per share, or $2.7 billion.  This compares with a 2006 full-year net loss of $6.72 per share, or $12.6 billion.

Ford’s 2007 revenue, excluding special items, was $173.9 billion, up from $160.1 billion a year ago.  The increase primarily reflected changes in exchange rates, higher net pricing and improved product mix.

For full-year 2007, Ford earned a pre-tax operating profit from continuing operations, excluding special items, of $126 million.  Including taxes, Ford’s full-year loss from continuing operations was $366 million, or 19 cents per share, compared with a 2006 loss of $2.7 billion, or $1.44 per share.

Special items, which primarily reflected non-cash charges associated with a Premier Automotive Group (PAG) asset impairment (related to Volvo) and a change in business practice for providing retail incentives to dealers throughout the year, reduced full-year pre-tax results by $3.9 billion or $1.18 per share, which included a reduction in revenue of $1.4 billion.

Automotive gross cash, which includes cash and cash equivalents, net marketable securities, loaned securities and short-term VEBA assets, was $34.6 billion at Dec. 31, 2007, an increase of $700 million from year-end 2006.

“Each of our Automotive operations is improving, and we are encouraged by the progress, which validates our strategy and plan,” said Ford President and CEO Alan Mulally.  “In 2007, we introduced great new products around the globe that received strong third-party endorsements for styling, quality and safety.  This year, we have some outstanding new product introductions including the Ford Flex, Lincoln MKS, and Ford F-150 in North America, and Ford Kuga and the production version of the Ford Verve concept in Europe.”

FULL YEAR HIGHLIGHTS

Full-year 2007 highlights supporting the company’s plan included:

•	Reached agreement with the United Auto Workers (UAW) on a new four-year national labor contract, which significantly improves the company’s competitiveness going forward.

•	Continued to align capacity to match demand and improve productivity in North America, and reduced personnel by 32,800 in 2007.

•	Achieved $1.8 billion in cost savings in 2007 (at constant volume, mix and exchange; excluding special items).

•
Introduced Ford SYNC – the company’s award-winning, fully integrated, voice-activated in-car communications and entertainment system developed in association with Microsoft – which will be available in nearly every Ford, Lincoln and Mercury product by the end of 2008.

•	In the U.S., Ford, Lincoln and Mercury crossover utility vehicles led the fastest-growing segment with a sales gain of 62 percent in 2007.

•
The Ford Mustang convertible made history as the first sports car and first convertible to earn the highest possible safety ratings from the National Highway Traffic and Safety Administration (NHTSA). The Mustang convertible earned five-star ratings in all crash test and rollover categories.

•
Ford Taurus, Taurus X and Mercury Sable earned Top Safety Pick ratings from the Insurance Institute for Highway Safety (IIHS) for achieving the highest possible ratings in frontal, side and rear crash test performance. They also earned five-star crash-test ratings from NHTSA.

•	Ford Europe captured Autocar Magazine’s annual “Car Company of the Year” award.

•
Ford Mondeo joins three other models – Ford Focus, Galaxy and S-MAX – with a five-star performance on the Euro NCAP Top 10 list, reinforcing Ford Europe’s position as the manufacturer with the highest number of vehicles in the top 10 for adult occupant protection.

•	Ford South America had record pre-tax profits and unit sales were up 19 percent year-over-year.

•	Land Rover achieved a third straight year of record unit sales.

•	Volvo S80 won AutoMundoMagazine’s 2007 Car of the Year Award, and Volvo C30 was named Automobile Magazine’s 2008 All-Star.

•	Launched operations at new assembly plant in Nanjing, China, that will produce the latest small-car models from both Ford and Mazda.

•	Ford China unit sales rose 26 percent in 2007, outpacing industry growth in China.

•	Mazda CX-9 named “North American Truck of the Year,” the first-ever Mazda to win the honor.

•	Completed the sale of Automobile Protection Corporation (APCO), Aston Martin and two Automotive Components Holdings plants.

•	Reduced Automotive debt by $2.7 billion by completing trust preferred exchange offer and debt/equity swap.

FOURTH QUARTER
The company reported a 2007 fourth-quarter net loss of $1.30 per share, or $2.8 billion.  This compares with a net loss of $2.98 per share, or $5.6 billion in the same period a year ago.

Ford’s fourth-quarter revenue, excluding special items, was $45.5 billion, up from $40.3 billion a year ago.  The increase reflected changes in currency exchange rates, higher net pricing, and improved volume.

Ford’s fourth-quarter after-tax loss from continuing operations, excluding special items, was 20 cents per share, or $429 million, compared with a 2006 after-tax loss of $1.03 per share, or $2.0 billion.

Special items reduced pre-tax results by $3.9 billion or $1.10 per share in the fourth quarter, which included a revenue reduction of $1.4 billion.  These primarily reflected non-cash charges associated with a PAG asset impairment (related to Volvo) and a change in business practice for providing retail incentives to dealers.

The following discussion of the results of our Automotive sector and Automotive segments/business units is on a basis that excludes special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliations to U.S. GAAP.

AUTOMOTIVE SECTOR
For the full year, Ford’s worldwide Automotive sector reported a pre-tax loss of $1.1 billion, compared with a pre-tax loss of $5.1 billion a year ago.  The improvements primarily reflected higher net pricing, lower costs, and favorable mix, partially offset by unfavorable changes in currency exchange rates, and higher net interest expense.

For the fourth quarter, Ford’s worldwide Automotive sector reported a pre-tax loss of $889 million, compared with a pre-tax loss of $2.3 billion during the same period a year ago.  The improvements were more than explained by higher net pricing and improved volume and mix, partially offset by unfavorable changes in currency exchange rates and higher net interest expense.

Worldwide Automotive revenue for 2007 was $155.8 billion, compared with $143.3 billion a year ago.  Total fourth-quarter Automotive revenue was $40.8 billion, up from $36.0 billion a year ago.

Total company vehicle wholesales in 2007 were 6,553,000, compared with 6,597,000 units a year ago.  Fourth-quarter vehicle wholesales were 1,643,000, up from 1,568,000 a year ago.

North America: For 2007, Ford’s North America Automotive operations reported a pre-tax loss of $3.5 billion, compared to a loss of $6.0 billion a year ago.  The improvement primarily reflected higher net pricing, favorable mix, and lower costs, partially offset by a number of factors including lower volumes and unfavorable changes in currency exchange rates.  For the year, revenue was $70.5 billion, up from $69.4 billion a year ago.

For the fourth quarter, North America Automotive operations reported a pre-tax loss of $1.6 billion, compared with a loss of $2.7 billion a year ago.  The improvement primarily reflected higher net pricing, and improved volume and mix, partially offset by higher costs and unfavorable changes in currency exchange rates.  Fourth quarter revenue was $17.0 billion, up from $15.1 billion a year ago.

South America: Ford’s South America operations reported a full-year pre-tax profit of $1.2 billion, compared with a profit of $551 million a year ago.  The improvement was explained by higher net pricing and volume, partially offset by increased costs.  Full-year revenue improved to $7.6 billion from $5.7 billion in 2006.

For the fourth quarter, Ford’s South America operations posted a pre-tax profit of $418 million, up from $114 million a year ago.  The improvement reflected higher net pricing and higher volume.  Fourth-quarter revenue improved to $2.4 billion from $1.7 billion a year ago.

Ford Europe: Ford Europe’s full-year pre-tax profit was $997 million, up from $455 million in 2006.  The improvement reflected continued progress on cost reductions, improved volume and mix, and higher net pricing.  Full-year revenue improved to $36.5 billion from $30.4 billion in 2006.

For the fourth quarter, Ford Europe pre-tax profits were $223 million, up from $218 million a year ago.  The improvement was primarily explained by favorable cost performance, offset by lower volume.  Fourth-quarter revenue was $10.4 billion, an improvement from $8.8 billion a year ago.

Premier Automotive Group (PAG): PAG reported a full-year pre-tax profit of $504 million, compared with a loss of $344 million a year ago.  The improvement was more than explained by cost reductions across all brands, volume growth, and higher net pricing at Land Rover, partially offset by unfavorable changes in currency exchange rates and adverse mix.  Volvo incurred a loss for the full year.  Full-year revenue for PAG was $33.2 billion, compared with $30.0 billion in 2006.

For the fourth quarter, PAG reported a $59 million profit, compared with $174 million in the same period a year ago.  The decline was more than explained by Volvo, primarily reflecting adverse currency exchange rates, product mix, and the non-repeat of one-time profit impacts included in 2006 results.  Within PAG, Volvo was breakeven, with the combined Jaguar and Land Rover operations accounting for the profit.  PAG revenue for the quarter was $9.0 billion, compared with $8.6 billion a year ago.

Asia Pacific and Africa: For full-year 2007, Asia Pacific and Africa reported a pre-tax profit of $40 million, compared with a pre-tax loss of $185 million a year ago.  The improvement primarily reflected favorable cost performance and net revenue, and higher profits from our Chinese joint ventures, partially offset by adverse mix and exchange.  Full-year revenue was $7.0 billion, compared with $6.5 billion a year ago.

For the fourth quarter, Asia Pacific and Africa reported a pre-tax profit of $10 million, compared with a pre-tax loss of $135 million a year ago.  The improvement primarily reflected favorable net revenue, improved cost performance, and higher profits in China.  Fourth-quarter revenue was $1.7 billion, compared with $1.4 billion in 2006.

Mazda: For the full year, Ford earned $204 million from its investment in Mazda and associated operations, compared with $168 million in 2006.  Ford earned $83 million from its investment in Mazda and associated operations in the fourth quarter, compared with $51 million a year ago.

Other Automotive: Other Automotive, which consists of interest and financing-related costs, accounted for a full-year pre-tax loss of $547 million, compared with a pre-tax profit of $247 million in 2006.  The decline primarily reflected the non-recurrence of last year’s tax-related interest income of about $670 million, and higher net interest expense associated with financing implemented during the fourth quarter of 2006.

Fourth-quarter Other Automotive results included a pre-tax loss of $128 million, compared with a pre-tax loss of $59 million a year ago.  The change was more than explained by higher net interest expense.

FINANCIAL SERVICES SECTOR
For the full year, the Financial Services sector earned a pre-tax profit of $1.2 billion, compared with a pre-tax profit of $2.0 billion in 2006.  For the fourth quarter, the Financial Services sector earned $269 million, compared with $416 million a year ago.

Ford Motor Credit Company: Ford Motor Credit Company reported net income of $775 million in 2007, down from earnings of $1.3 billion a year ago.  On a pre-tax basis, Ford Motor Credit earned $1.2 billion in 2007, down $738 million from 2006.  The decrease in full-year earnings primarily reflected the non-recurrence of credit loss reserve reductions, higher borrowing costs, higher depreciation expense for leased vehicles and higher costs due to Ford Motor Credit’s North American business transformation initiative.  These factors were partially offset by lower net losses related to market valuation adjustments from derivatives and improved operating costs.

In the fourth quarter of 2007, Ford Motor Credit's net income was $186 million, down $93 million from a year earlier.  On a pre-tax basis, Ford Motor Credit earned $263 million in the fourth quarter, compared with $406 million in the previous year.  The decrease in fourth quarter earnings primarily reflected the non-recurrence of credit loss reserve reductions, higher borrowing costs and higher depreciation expense for leased vehicles, offset partially by lower expenses and the non-recurrence of losses related to market valuation adjustments from derivatives.

2008 OUTLOOK
“Although our Automotive operations are improving on a year-over-year basis, the U.S. economy is slowing and the outlook for the auto industry remains challenging,” said Mulally.  “To help ensure we are able to deliver our commitments despite the difficult external environment, we will be taking further cost reduction actions in North America, including enterprise-wide UAW buyouts.  In addition, we will continue to accelerate the flow of new products, reduce vehicle complexity, and adjust production to the changing business environment.”

The 2008 planning assumptions regarding the industry, operating metrics and profit outlook include:

2008 Planning Assumptions	Plan
Industry Volumes (SAAR)
– U.S (Mils.)	16.0
– Europe (Mils.)*	17.6

2008 Operational Metrics
Compared with 2007
– Quality	Improve
– Automotive Costs**	Improve by about $3 billion

Absolute Amount
– U.S. Market Share (Ford, Lincoln, Mercury)	Low end of 14-15% range
– Operating-Related Cash Flow	Negative
– Capital Spending	Around $6 billion

* European 19 markets
** At constant volume, mix and exchange; excludes special items

Total Company 2008 Outlook
	Outlook	Comparison to 2007*
Automotive**	Loss	Equal to or Better
Financial Services	Profit	Equal
Pre-Tax Operating Results**	Loss	Equal to or Better
Special Items	Loss	Better
Pre-Tax Results	Loss	Better
Net Income	Loss	Better

* Adjusted to exclude Jaguar/Land Rover
** Excludes special items

CONFERENCE CALL DETAILS
Ford Motor Company [NYSE:F] will release fourth quarter and full year 2007 financial results at 7 a.m. EST, Thursday, Jan. 24. The following briefings will be held after the announcement:

At 9 a.m. EST, Alan Mulally, president and chief executive officer, and Don Leclair, executive vice president and chief financial officer, will host a conference call for news media and the investment community to discuss fourth quarter and full year results.

Following the earnings call, at 11 a.m. EST, Ford Senior Vice President and Controller Peter Daniel, Ford Vice President and Treasurer Neil Schloss and Ford Motor Credit Company Vice Chairman and Chief Financial Officer K.R. Kent will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information– Thursday, Jan. 24
Toll Free: 800-798-2884
International: 617-614-6207

Earnings: 9:00 a.m. EST
Earnings Passcode: “Ford Earnings”

Fixed Income: 11:00 a.m. EST
Fixed Income Passcode: “Ford Fixed Income”

Replays– Available after 2 p.m. the day of the event through Thursday, Jan. 31
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 245,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.
- # # # -

+           The financial results discussed herein are presented on a preliminary basis; final data will be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2007.
++        Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest. See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to U.S. Generally Accepted Accounting Principles ("GAAP").
+++     See tables following “Risk Factors” for reconciliation to GAAP.
++++  See third table following “Risk Factors” for a reconciliation of Automotive gross cash to GAAP.

Safe Harbor/Risk Factors
Statements included herein may constitute “forward-looking statements”within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	An increase in or acceleration of market shift away from sales of trucks, sport utility vehicles, or other more profitable vehicles, particularly in the United States;
•	A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement Memorandum of Understanding with UAW to fund and discharge retiree health care obligations because of failure to obtain court approval or otherwise;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defectsin vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions (e.g., CO2), fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•
Inability of Ford Credit to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption or otherwise;

•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our 2006 Form 10-K Report.

2007 FOURTH QUARTER INCOME /(LOSS) FROM CONTINUING OPERATIONS (EXCLUDING SPECIAL ITEMS) COMPARED WITH NET INCOME/(LOSS)

	Fourth Quarter		Full Year
	2007	2006	2007	2006

Revenue (Bils.)
Revenue (Excluding Special Items)	$45.5	$40.3	$173.9	$160.1
Special Items*	(1.4)	–	(1.4)	–
Revenue	$44.1	$40.3	$172.5	$160.1

Income (Mils.)
Pre-Tax Income/(Loss) from Continuing Operations (Excluding Special Items)	$(620)	$(1,927)	$126	$(3,152)
Special Items*	(3,852)	(3,767)	(3,872)	(11,922)
Pre-Tax Income/(Loss) from Continuing Operations	$(4,472)	$(5,694)	$(3,746)	$(15,074)

Minority Interest in Net Income of Subsidiaries	107	84	312	210
Provision for/(Benefit from) Income Taxes	(1819)	(149)	(1,352)	(2,655)
Income/(Loss) from Continuing Ops.	$(2,760)	$(5,629)	$(2,706)	$(12,629)
Income/(Loss) from Discontinued Ops.	7	4	41	16
Net Income/(Loss)	$(2,753)	$(5,625)	$(2,665)	$(12,613)

*	Special items detailed in following table.

TOTAL COMPANY 2007 SPECIAL ITEMS

	Fourth Quarter	Full Year
	(Mils.)	(Mils.)

Ford North AmericaSeparation Programs	$(41)	$(750)
Related OPEB Curtailment	11	1,332
Related Pension Curtailment	(5)	(180)
Gain/(Loss)on Saleof Automotive Components Holdings Operations	(1)	4

PAG Saleof Aston Martin	(5)	208
PAG Net Gains/(Losses)on Certain Undesignated Hedges	(76)	143
PAG Personnel-Reduction Programs/Other	(74)	(187)
PAG Asset Impairment Charges(Volvo)	(2,400)	(2,400)

Ford EuropePersonnel-Reduction Programs/Other	(5)	(133)

Ford Asia Pacific and AfricaPersonnel Reduction Programs/Other	(2)	(23)

Gain on Exchange of Debt Security for Equity	120	120
Loss on Conversion of Trust Preferred Securities	0	(632)
Change in Business Practice– Variable Marketing*	(1,374)	(1,374)

Total Pre-Tax Special Items	$(3,852)	$(3,872)

Memo: Special Items Impact on Earnings Per Share**	$(1.10)	$(1.18)

*	Affects both revenue and earnings by same amount.
**
Earnings per share for special items is calculated on a basis that includes the pre-tax amount and a provision for taxes; additional information regarding the method of calculating earnings per share is available in the materials supporting the Jan. 24, 2008 conference calls at www.shareholder.ford.com.

AUTOMOTIVE GROSS CASH RECONCILIATION TO GAAP
	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2007 B/(W) Dec. 31, 2006
	(Bils.)	(Bils.)	(Bils.)

Cash and Cash Equivalents	$16.0	$20.7	$4.7
Marketable Securities	11.3	2.0	(9.3)
Loaned Securities	5.3	10.3	5.0
Total Cash/Market. and Loaned Securities	$32.6	$33.0	$0.4
Securities-In-Transit	(0.5)	(0.3)	0.2
Short-Term VEBA Assets*	1.8	1.9	0.1
Gross Cash	$33.9	$34.6	$0.7

*Historically, amounts accessible within 18 months – Short-Term VEBA will no longer be reported within gross cash as of Jan. 1, 2008, consistent with new UAW VEBA agreement, which is subject to court approval